Exhibit 99.1

Peak International Reports Third Quarter Financial Results

For Immediate Release

Contacts:

	John Supan	Lytham Partners, LLC
	Chief Financial Officer Peak International Limited, Hong Kong +852-3193-6000	Joe Diaz Joe Dorame Robert Blum (602) 889-9700

HONG KONG,—January 30, 2008—Peak International Limited (NASDAQ: PEAK) today announced financial results for the third quarter of fiscal year 2008 ended December 31, 2007.

Net sales for the quarter ended December 31, 2007 were $12.4 million compared to $12.2 million in the previous quarter and $13.6 million in the comparable quarter of fiscal 2007. Net sales for the nine months ended December 31, 2007 were $36.6 million compared to $48.1 million for the same period of fiscal 2007.

Peak recorded a net loss of $4.1 million, or $0.33 per basic and diluted share, for the quarter ended December 31, 2007, compared to a net loss of $1.5 million, or $0.12 per share on a basic and diluted basis for the same quarter of fiscal 2007. The net loss for the nine months ended December 31, 2007 was $10.2 million, or $0.82 per share on a basic and diluted basis, compared to a net loss of $1.7 million, or $0.14 per share on a basic and diluted basis, for the same period of fiscal 2007.

Dean Personne, president and chief executive officer of Peak International, said, “We have devoted a significant amount of time and energy in enhancing our sales capabilities. Despite the challenging revenue trend in recent quarters, the third quarter revenue performance exceeded that of the second fiscal quarter. We hope that this modest revenue increase represents an important step in driving our legacy semiconductor related business in the direction of consistently improving financial performance.”

Mr. Personne continued, “During the past 12 months Peak initiated a number of projects to diversify sales. We believe that those programs are being welcomed by existing and new customers. We have prepared quotes, tooling, and first articles for companies in the medical disposables and automotive industries. We will also continue with our efforts to grow the sales of our UltraCare™ wafer carrier products, UltraLite™ trays and disc caddies.”

Gross loss margin for the quarter ended December 31, 2007 was 0.9%, compared to gross profit margins of 2.6% in the previous quarter and 13.5% in the comparable quarter of fiscal 2007. Lower net sales in the most recent quarter versus the comparable quarter of fiscal 2007 resulted in a greater proportion of fixed manufacturing overhead being absorbed in cost of goods sold. Like the quarter ended September 30, 2007, the lower production level was simply insufficient to cover all of the Company’s factory overhead costs. The gross margin for the quarter ended December 31, 2007 also included approximately $1.4 million of unfavorable material cost and usage variances and a $0.5 million write-off of finished goods that were produced more than one year ago. The erosion of gross margin in the most recent quarter versus the previous quarter was mainly due to increased unfavorable material cost and usage variances as a result of more extensive usage of higher cost materials and the write-off of obsolete materials in line with our efforts to improve the quality of our products with the goal of unimpeded sales growth.

During the most recently concluded quarter the Company appointed Splendid Zuo as Country Manager for China in addition to his duties as General Manager for the Company’s Shenzhen manufacturing operations. Mr. Zuo will be responsible for Peak’s China strategy, including the growth of Peak’s presence in the Chinese market, driving sales and establishing strategic partnerships that allow Peak to expand on existing product lines, add new product lines, and develop additional production capabilities. The Company also appointed Jerry Herrera as Vice President, responsible for managing all aspects of the Company’s manufacturing operations. “Over the past 25 years Jerry has established a long track record of success as a manufacturing professional in Asia with the ability to build focused problem-solving teams” Mr. Personne said.

During the quarter the Company also delivered its first UltraCare(TM) wafer carrier product, the 300 mm wafer shipper. The Company believes that the delivery of this order represents an important step in the Company’s strategic plan to more broadly diversify its product offerings, as well as the number of industries that it serves. The Company expects several more wafer shipper products will be introduced throughout 2008 under the UltraCare(TM) brand.

Effective April 1, 2006, Peak adopted Statement of Financial Accounting Standards SFAS No. 123R using the modified prospective method, which requires the expensing of all stock-based compensation. For the quarters ended December 31, 2007 and 2006, the Company reported non-cash, stock-based compensation of $117,000 and $102,000, or $0.01 and $0.01 per share, respectively. For the nine months ended December 31, 2007 and 2006, the Company reported non-cash, stock-based compensation of $349,000 and $484,000, or $0.03 and $0.04 per share, respectively. At the end of the quarter ended December 31, 2007, the Company had approximately $17 million in cash and cash equivalents and no long-term debt.

Mr. Personne concluded, “We intend to continue to build our legacy business while we carry forward our diversification efforts. Although there are indications that our initiatives are attracting interest in the marketplace, we recognize that this is a long-term effort that could be impacted in a recessionary environment. We are undertaking a rationalization of our cost structure and are cautiously optimistic that this exercise will enable us to achieve profitability at our current sales level without impeding our future sales growth.”

Earnings Call

Peak will host a conference call to discuss the Company’s fiscal 2008 third quarter results on Thursday, January 31, 2008 at 10:00 AM ET. To access the teleconference, please call (888) 413-9033 (domestic) or (706) 679-5076 (international). To listen to the teleconference via the Internet, go to http://investors.peakinternational.com/ and click on the third quarter 2008 teleconference link. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 32156216 for 3 days following the call, and the web cast will be archived on the Company’s website, http://investors.peakinternational.com/, for 30 days.

About Peak International Limited

Peak International Limited (www.peakinternational.com) is a leading supplier of precision-engineered packaging products for storage, transportation and automated handling of disk drive components, semiconductor devices, wafer fab products as well as precision medical products. There are approximately 1,400 people who work directly or indirectly for Peak worldwide and its headquarters are in Hong Kong with major manufacturing operations in Shenzhen, the PRC, which is operated pursuant to a processing agreement with an unaffiliated party. Peak operates warehouses throughout the world and offers JIT services to some of the world’s largest disk drive and other companies.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements related to our ability to: (i) determine whether the Company’s net sales decline has ended or whether the Company’s net sales will increase, (ii) achieve and manage manufacturing efficiencies while increasing sales, (iii) achieve increased sales as a result of our sales initiatives (including without limitation the launch of new products and the preparation of quotes, tooling and first articles for companies) in order to increase sales, diversify our markets and mitigate cyclical risks, (iv) convert indications of interest from current and prospective customers to actual sales, (v) introduce new products, including without limitation under the UltraCare™ and UltraLite™ brands, (vi) rationalize our cost structure, (vii) achieve profitability on a quarterly or yearly basis and (viii) increase shareholder value while managing our assets. These and other forward-looking statements are not guarantees of future results and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include but are not limited to: price of raw materials, factors relating to conditions in semiconductor, disk drive and electronic industries, the amounts the Company may have to pay for workers at the PRC factory operated by a third party, difficulties related to working in the PRC, including regional government and processing partner relations, the market acceptance of its products, the introduction of new products by the Company’s competitors, any future economic downturn, and other matters that could cause actual results to differ materially from the projections made herein. Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended March 31, 2007, filed on June 29, 2007 and the Company’s Quarter Report on Form 10-Q for the quarter ended September 30, 2007. Statements included in this press release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statement in this release.

Consolidated Statements of Operations

(in thousands of United States Dollars, except share and per share data)

	Three Months Ended December 31,
	2007	2006
	(Unaudited)	(Unaudited)
Net Sales	$12,364	$13,621
Cost of Goods Sold	12,477	11,785

Gross (Loss) Profit	(113)	1,836
Selling and Marketing	2,106	2,040
General and Administrative	1,668	1,674
Research and Development	206	22

Loss from operations	(4,093)	(1,900)
Other expenses—net	(93)	(5)
Interest income	128	183

Loss Before Income Taxes	(4,058)	(1,722)
Income Tax (Expense) Benefit	(46)	196

NET LOSS	$(4,104)	$(1,526)

LOSS PER SHARE
— Basic	$(0.33)	$(0.12)
— Diluted	$(0.33)	$(0.12)
Weighted Average Number of Shares Outstanding
— Basic	12,423,000	12,420,000
— Diluted	12,423,000	12,420,000

Consolidated Statements of Operations

(in thousands of United States Dollars, except share and per share data)

	Nine Months Ended December 31,
	2007	2006
	(Unaudited)	(Unaudited)
Net Sales	$36,551	$48,091
Cost of Goods Sold	35,703	38,796

Gross Profit	848	9,295
Selling and Marketing	6,052	6,482
General and Administrative	4,513	4,969
Research and Development	611	86

Loss from operations	(10,328)	(2,242)
Other expenses—net	(324)	(171)
Interest income	468	465

Loss Before Income Taxes	(10,184)	(1,948)
Income Tax (Expense) Benefit	(21)	217

NET LOSS	$(10,205)	$(1,731)

LOSS PER SHARE
— Basic	$(0.82)	$(0.14)
— Diluted	$(0.82)	$(0.14)
Weighted Average Number of Shares Outstanding
— Basic	12,423,000	12,420,000
— Diluted	12,423,000	12,420,000

Consolidated Balance Sheets

(in thousands of United States Dollars)

	December 31, 2007	March 31, 2007
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$16,880	$20,366
Restricted Cash	983	1,128
Accounts receivable—net of allowance for doubtful accounts of $309 at December 31, 2007 and $427 at March 31, 2007	10,400	9,279
Inventories	9,973	10,959
Other receivables, deposits and prepayments	810	852

Total Current Assets	39,046	42,584
Property, plant and equipment—net	16,762	19,278
Land use rights	688	703
Deposits for acquisition of property, plant and equipment	72	60
Deferred income taxes	35	—
Other deposit	301	301

TOTAL ASSETS	$56,904	$62,926

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable:
— Trade	$7,118	$3,689
— Property, plant and equipment	428	78
Accrued payroll and employee benefits	1,314	1,165
Accrued other expenses	1,839	1,990
Income taxes payable	32	95

Total Current Liabilities	10,731	7,017

Stockholders’ Equity:
Share capital	124	124
Additional paid-in capital	28,056	27,707
Retained earnings	19,126	29,331
Accumulated other comprehensive loss	(1,133)	(1,253)

Total stockholders’ equity	46,173	55,909

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$56,904	$62,926

Consolidated Statements of Cash Flows

(in thousands of United States Dollars)

	Nine Months Ended December 31,
	2007	2006
	(Unaudited)	(Unaudited)
Operating activities:
Net loss	$(10,205)	$(1,731)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	4,789	5,092
Deferred income taxes	(35)	(221)
Loss on disposal/write-off of property, plant and equipment	138	75
Allowance for doubtful accounts	(118)	323
Non-cash share-based compensation	349	484
Changes in operating assets and liabilities:
Accounts receivable	(1,003)	1,573
Inventories	986	539
Other receivables, deposits and prepayments	42	(96)
Accounts payable-trade	3,429	(1,847)
Accrued payroll, employee benefits and other expenses	(2)	(123)
Income taxes payable	(63)	(17)
Cash held in escrow for terms of sale agreement for disposal of a subsidiary	641	641
Cash held in escrow for funding of certain contingent obligations under existing contracts with senior management	(496)	413

Net cash (used in) provided by operating activities	(1,548)	5,105

Investing activities:
Acquisition of property, plant and equipment	(2,046)	(3,794)
(Increase) Decrease in deposits for acquisition of property, plant and equipment	(12)	100

Net cash used in investing activities	(2,058)	(3,694)

Net (decrease) increase in cash and cash equivalents	(3,606)	1,411
Cash and cash equivalents at beginning of period	20,366	17,441
Effects of exchange rate changes on cash and cash equivalents	120	3

Cash and cash equivalents at end of period	$16,880	$18,855

Supplemental cash flow information:
Cash paid during the period
Income taxes	119	21